EXHIBIT 99

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Everett Tackett, APR Director Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Rudy Garcia Director Investor Relations ON Semiconductor (602) 244-3437 rudy.garcia@onsemi.com

ON Semiconductor Announces Agreement to Amend Senior Bank Facilities

PHOENIX, Ariz. – April 19, 2002 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has reached agreement with its bank group to amend its senior bank facilities. The Company had previously announced its intention to issue a new series of senior secured notes and use the net proceeds to repay a portion of its senior bank facilities. As a result of the bank amendment, which would become effective upon completion of the offering of the senior secured notes:

•	minimum interest expense coverage ratio and maximum leverage ratio requirements will not apply until periods beginning after December 31, 2003, in each case as compared to December 31, 2002 currently required under the credit agreement;

•	from January 1, 2004 to June 30, 2006, the minimum required interest expense coverage ratio will decrease and the maximum permitted leverage ratio will increase, in each case as compared to the ratios currently required under the credit agreement;

•	minimum EBITDA levels will apply until December 31, 2003 and minimum cash levels will apply until certain minimum interest coverage ratio and maximum leverage ratio requirements are met; and

•	sales of plant, property and equipment in connection with specified restructuring activities will be permitted.

About ON Semiconductor
ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to completion of the offering of the senior secured notes and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are our recently incurred substantial operating losses and anticipated future losses, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of manufacturing capacity, availability of raw materials, competitors’ actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, restructuring programs and the impact of such programs, control of costs and expenses, inability to reduce manufacturing and general and administrative costs, litigation, risks associated with acquisitions and dispositions, changes in management, risks associated with our substantial leverage and restrictive covenants in our debt agreement (including those relating to the increased cost of servicing our debt and complying with the additional restrictions imposed as a result of the amendments to our senior credit facilities), possible future delisting of our common stock by Nasdaq, risks associated with our international operations, terrorist activities both in the United States and internationally, and risks involving environmental or other governmental regulation. Additional factors that could affect the Company’s future operating results are described in our Form 10-K for the year ended December 31, 2001 under the caption “Trends, Risk and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.